                                                                     EXHIBIT 3.2

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                      OF HALL, KINION & ASSOCIATES, INC.,

                             a Delaware Corporation


                     (PURSUANT TO SECTIONS 228, 242 AND 245
                    OF THE DELAWARE GENERAL CORPORATION LAW)

          Hall, Kinion & Associates, Inc. (the "Corporation") a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") originally incorporated on January 27, 1997.

          DOES HEREBY CERTIFY:

          FIRST:  The name of the corporation is Hall, Kinion & Associates, Inc.

          SECOND: That the Board of Directors of the Corporation adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation (the "Certificate"), declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officer of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

          "RESOLVED, that the Certificate of Incorporation of the Corporation (the "Certificate") be amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of this corporation is Hall, Kinion & Associates, Inc.

                                  ARTICLE II

          The address of the registered officer of the corporation in the State of Delaware is 15 East North Street, in the City of Dover, 19901, County of Kent. The name of the corporation's registered agent is Incorporating Services, Inc.

                                  ARTICLE III

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
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                                  ARTICLE IV

          A.  Classes of Stock. This corporation is authorized to issue two
              ----------------
classes of stock to be designated, respectively, "Common Stock" and "Series A Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred ten million (110,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, par value $.001 per share and ten million (10,000,000) shares shall be Preferred Stock, par value $.001 per share.

          B.  Rights, Preferences and Restrictions of Preferred Stock. The
              -------------------------------------------------------
Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of one million six hundred thousand (1,600,000) shares, are as set forth below in this Article IV. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the corporation's Articles of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          C.  Rights, Preferences and Restrictions of Preferred Stock. The
              -------------------------------------------------------
rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          1.  Dividend Provisions. Subject to the rights of series of Preferred
              -------------------
Stock that may from time to time come into existence, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.56 per share per annum or, if greater (as determined on a per annum basis and an as converted basis for the Series A Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

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          2.  Liquidation Preference.
              ----------------------

              (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock (the "Series A Liquidation Preference") equal to the greater of
(i) $12.50 for each outstanding share of Series A Preferred Stock (the "2x Preference") plus the amount of any and all declared but unpaid dividends, (ii) the sum of $6.25 (the "Original Series A Issue Price") plus an amount equal to 25% of the Original Series A Issue Price for each 12 months that has passed since January 26, 1996, compounded annually (such sum being referred to herein as the "Rate of Return Preference") plus the amount of any and all declared but unpaid dividends; provided however, that the 25% rate shall be reduced to 22.5% for all periods since January 26, 1996 if the corporation has, after completion of an audit by the corporation's independent public accountants, net revenues of at least $56,000,000 and earnings before interest and taxes, including all compensation expenses paid to officers and directors, as a percentage of net revenues equal to at least 9.5% at the end of calendar year 1996 (all such financial terms being determined in accordance with generally accepted accounting principles), or (iii) the amount that would be distributable to each share of Common Stock assuming the conversion of all such Series A Preferred Stock on a one-for-one basis plus the amount of any and all declared but unpaid dividends. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

          (b)  Upon the completion of the distribution required by subparagraph
(a) of this Section 2 and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, if assets remain in this corporation, the holders of the Common Stock of this corporation, shall receive all of the remaining assets of this corporation.

          (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); or (B) a sale of all or substantially all of the assets of the corporation; unless the corporation's shareholders of record as constituted
             ------
immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity.

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

               (ii) In any of such events, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                         (1)  If traded on a securities exchange or through
NASDAQ-NMS, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                         (2)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (3)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Board of Directors of the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock and if they cannot agree then the appraisal procedure set forth in subsection 4(a) (ii) shall be used to determine the value thereof.

                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

               (iii) In the event the requirements of this subsection 2(c) are not complied with, this corporation shall forthwith either:

                    (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

               (iv) The corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the

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corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.  Redemption.
              -----------

              (a) Subject to the rights of series of Preferred Stock that may from time to time come into existence, on or at any time after January 26, 2000, within thirty (30) days (the "Series A Redemption Date") after the receipt by this corporation of a written request from the holders of not less than a majority of the then outstanding Series A Preferred Stock that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this corporation shall, to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to the Series A Liquidation Preference (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the "Series A Redemption Price"); provided, however, that the corporation may elect to defer the redemption of all of the shares and instead redeem (subject to the provisions of subsection (3)(b) hereof) the shares of Series A Preferred Stock in three (3) equal installments on an annual basis beginning thirty (30) days after the date of the written request for redemption by paying in cash therefor a sum per share equal to the Series A Redemption Price relating to the shares redeemed. Any redemption effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

              (b) As used herein and in subsection (3)(c) and (d) below, the term "Redemption Date" shall refer to each date of redemption of the Series A Preferred Stock, whether immediate or deferred over three years, and the "Redemption Price" shall refer to the "Series A Redemption Price." Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least fifteen (15) but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection
(3)(c) on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name

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appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock that may from time to time come into existence, if the funds of the corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

              (d) On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the applicable Redemption Date, upon receipt of notification from the corporation that such holder has surrendered his, her or its share certificate to the corporation pursuant to subsection (3)(b) above. As of the date of such deposit (even if prior to the applicable Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Article IV(C)(4) hereof. Such instructions shall also provide that any moneys deposited by the corporation pursuant to this subsection (3)(d) for the redemption of shares thereafter converted into shares of the corporation's Common Stock pursuant to Article IV(C)(4) hereof prior to the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation

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

pursuant to this subsection (3)(d) remaining unclaimed at the expiration of two
(2) years following the applicable Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board of Directors.

          4.  Conversion.  The holders of the Series A Preferred Stock shall
              ----------
have conversion rights as follows (the "Conversion Rights"):

              (a)  Right to Convert.
                   ----------------

                   (i) Each share of Series A Preferred Stock shall be convertible into shares of Common Stock, at the option of the holder thereof, at any time that (a) a majority of the holders thereof consider the FMV (as defined below) of one share of Common Stock to be less than $6.25 (and the FMV is determined as described below, to be less than $6.25) or (b) such holders elect to enforce their rights to sell such stock pursuant to Section 4 of the Right of First Refusal and Co-Sale Agreement dated January 26, 1996 or (c) following any initial public offering of the corporation's common stock, and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred Stock, at the office of this corporation or any transfer agent for such stock, into the greater of (a) $12.50 divided by the then-current FMV (as defined below), (b) the Rate of Return Preference divided by the then-current FMV, or (c) one; provided however, that the number of shares issuable shall be subject to further adjustment as set forth in subsection 4(d). The Corporation shall promptly notify all holders of Series A Preferred Stock if it receives notice from any holder of Series A Preferred Stock that such holder believes that the FMV of a share of Common Stock is less than $6.25.

                  (ii) For purposes of this subsection 4(a), FMV shall be equal to (a) at the time of a public offering pursuant to which such shares would be automatically converted pursuant to subsection 4(b), the price per share that represents the price of the corporation's Common Stock on the effective date and time of a Qualified Public Offering (as defined below), (b) at the time of a merger as described in subsection 2(c)(i), the FMV of the Common Stock will be as determined in that subsection, (c) at any other time, the FMV will be as determined by a financial appraiser that shall be mutually acceptable to the Board of Directors of the corporation and the holders of a majority of the Series A Preferred Stock, the expenses of such appraisal to be borne equally by the corporation and the holders of Series A Preferred Stock. If the Board and the holders of a majority of the Series A Preferred Stock cannot agree upon a single appraiser, the Board shall choose an appraiser, the holders of a majority of the Preferred Stock shall choose an appraiser and these two appraisers shall select a third appraiser. Those three appraisers shall each determine a fair market value for the Common Stock and FMV shall be equal to the average of these three appraisals, the expenses of such appraisal to be borne equally by the corporation and the holders of Series A Preferred Stock.

              (b)  Automatic Conversion. Each share of Series A Preferred Stock
                   --------------------
shall automatically be converted into that number of shares of Common Stock as provided above, immediately upon the earlier of (ii), except as provided below in subsection 4(c), the corporation's sale of its Common Stock in a firm commitment underwritten public offering

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pursuant to a registration statement on Form S-1 under the Securities Act of
1933, as amended, the public offering price of which was not less than $12.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and $20,000,000 in the aggregate (a "Qualified Public Offering) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

              (c)  Mechanics of Conversion. Before any holder of Series A
                   -----------------------
Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

              (d)  Splits and Combinations. The number of shares issuable upon a
                   -----------------------
conversion of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) In the event the corporation should at any time or from time to time after January 26, 1996, (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be appropriately increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                  (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be appropriately decreased.

              (e)  Other Distributions. In the event this corporation shall
                   -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

              (f)  Recapitalizations. If at any time or from time to time there
                   -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

              (g)  No Impairment. This corporation will not, by amendment of its
                   -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

              (h)  No Fractional Shares and Certificate as to Adjustments.
                   ------------------------------------------------------

                   (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of

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Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                   (ii) Upon the occurrence of each adjustment or readjustment of the numbers of shares issuable upon conversion of Series A Preferred Stock pursuant to subsection 4(d), this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(C) such adjustment and readjustment, and (B) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

              (i)  Notices of Record Date. In the event of any taking by this
                   ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

              (j)  Reservation of Stock Issuable Upon Conversion. This
                   ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

              (k)  Notices.  Any notice required by the provisions of this
                   -------
Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5.  Voting Rights.
              ----------------

              (a) The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted pursuant to Section 4 (it being presumed that the conversion rate is one to one, at all times prior to the conclusion of the appraisal procedures set forth in subsection 4(a)(ii)), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote (except for directors elected by the Common Stock). Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              (b) As long as fifty-one percent (51%) or more of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such Series A Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director elected by the holders of Series A Preferred Stock, such vacancy shall be filled by the affirmative vote of the holders of a majority of the Series A Preferred Stock who shall elect a successor or successors to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of Series A Preferred Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the Series A Preferred Stock given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of the Series A Preferred Stock represented at the meeting or pursuant to unanimous written consent.

          6.  Protective Provisions.  Subject to the rights of series of
              ---------------------
Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

              (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of; provided, however, that such approval will not be required, other than pursuant to California General Corporation Law and subject to compliance with the provisions of Article IV(C)(2) and/or (4), if the consideration to be received in such transaction is cash or securities in a publicly traded company which are (i) freely tradeable or (ii) issued pursuant to an agreement which grants holders of Series A Preferred Stock the right to register such shares within six (6) months of the closing of such transaction;

              (b) purchase or acquire the assets or stock of any other corporation which requires (i) the payment by the corporation or any subsidiary thereof of more than $7,500,000 in individual transactions, or $15,000,000 in the aggregate, in cash or (ii) the issuance of more than 1,200,000 shares of Common Stock in individual transactions, or 1,800,000 shares, in the aggregate, of Common Stock (as determined on an as-converted basis and as adjusted for stock splits and combinations);

              (c) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

              (d) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock;

              (e) authorize or issue, or obligate itself to issue (i) any debt, other than in the ordinary course of business which shall include credit arrangements with banks in the principal amount of up to $12,000,000 or (ii) any other security, convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends or upon liquidation;

              (f) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons (other than Brenda Hall or Todd Kinion for which such restriction shall continue to apply) performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or fair market value, upon the occurrence of certain events, such as the termination of employment, provided further, however, that the total amount applied to the repurchase of shares of Common Stock shall not exceed $50,000 during any twelve (12) month period; or

              (g) pay or set aside payment for dividends to any other class or series of stock;

          7.  Status of Converted or Redeemed Stock. In the event any shares of
              -------------------------------------
Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the corporation. The Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          D.  Common Stock.
              ------------

          1.  Dividend Rights.  Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.


          2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (C) of this Article IV hereof.

          3.  Redemption.  The Common Stock is not redeemable.

          4.  Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Common Stock shall be entitled to elect two (2) directors of the corporation at each annual election of directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director elected by the holders of Common Stock, such vacancy shall be filled by the affirmative vote of the holders of a majority of the Common Stock who shall elect a successor or successors to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of Common Stock may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the Common Stock given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of the Common Stock represented at the meeting or pursuant to unanimous written consent.

                                   ARTICLE V

          The name and mailing address of the incorporator is Brett Pletcher, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California 94025.

                                  ARTICLE VI

          Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

                                  ARTICLE VII

          The number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders. Except as provided by applicable law and the Protective Provisions, the Board of Directors shall have the exclusive power and authority to fill any vacancies or an newly created directorships on the Board of Directors and the stockholders shall have no right to fill such vacancies. A director appointed by the Board of Directors to fill a vacancy shall serve for the remainder of the term of the vacated directorship he is filling.

          Following the closing of the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock of the corporation (the "Initial Public Offering"), the directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholders and the term of office of the third class to expire at the 2000 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

          At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

          Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

                                 ARTICLE VIII

          Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE IX

          Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE X

          Any action required to be taken or that may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting. Following the closing of the Corporation's Initial Public Offering, all action required to be taken or that may be taken at any annual or special meeting of the Stockholders of this corporation shall not be taken without a meeting.

                                  ARTICLE XI

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Certificate to authorize corporation action further eliminating or limiting the personal liability of directors then liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          Any repeal or modification of the foregoing provisions of this Article XI by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE XII

          To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

          Any repeal or modification of any foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                 ARTICLE XIII

          This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."

                                 *     *     *

          THIRD: That thereafter said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law by obtaining a majority vote of each of the Common Stock and Preferred Stock, in favor of said amendment and restatement.

          IN WITNESS WHEREOF, the undersigned have executed this Certificate this 9th day of July, 1997.


                                 /s/ Brenda C. Hall
                                 ----------------------------------
                                 Brenda C. Hall
                                 President

ATTEST:


/s/ Martin A. Kropelnicki
----------------------------------
Martin A. Kropelnicki
Secretary